EX-99.h.3.d

AMENDMENT TO SUB-ADMINISTRATION AGREEMENT

(Open-End Funds)

This Amendment to Sub-Administration Agreement (the “Amendment”) is made as of June 1, 2020, by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Sub-Administrator”), and Aberdeen Standard Investments Inc. (formerly Aberdeen Asset Management Inc.), a Delaware corporation (the “Administrator”).

WHEREAS, the Sub-Administrator and the Administrator entered into a Sub-Administration Agreement dated as of June 1, 2010 (as amended, supplemented, restated or otherwise modified, the “Agreement”); and

WHEREAS, the Sub-Administrator and the Administrator desire to amend the Agreement, as more particularly set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

1.	Amendment to Agreement.

  (a)              Section 5 of the Agreement (Sub-Administration Services) is hereby amended to delete subsection t. (Fund Administration Blue Sky Services) in its entirety and replace it with “Reserved.”

(b)              Schedule B of the Agreement (Notice Filing with State Securities Administrators) is deleted in its entirety and replaced with “Reserved”.

2.	Miscellaneous.

(a)            Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

(b)           This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized representative(s) as of the date first written above.

ABERDEEN STANDARD INVESTMENTS INC.

By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	Vice President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President